Exhibit 10.26

October 19, 2005

Dan Reitzik	Client Number:	61
Digital Youth	File Number:	28040501
1040 Hamilton St., Suite 302

Vancouver, BC V6B 2R9

Dear Mr. Reitzik:

Re: Mobile Rich Content Storefront Application

After reviewing your application for the Mobile On Demand program using the Short Code 300300 the CWTA Short Code Council would like to inform you that based on the information provided, your request has been given a conditional acceptance by the following carrier’s:

Aliant Mobility	[	]	Bell Mobility	[ X ]	Fido Solutions, Inc.	[	]

MTS Mobility           [ X ][ ] NorthernTel Mobility [ ]Rogers Wireless [ ]

SaskTel Mobility      [ X ][ X ] Télébec Mobilité[ ][ X ]TELUS Mobility [ X ]

Virgin Mobile Canada	[	]

All premium charges associated with the rich content to be offered will be controlled by each carrier using alternative methods. Therefore, the only billing model available for this short code to be used for Rich Content Discovery and/or Delivery Confirmation is: [ X ]Free

Please ensure that you read and understand all of the attached Terms and Requirements associated with this Conditional Acceptance.

Please be advised that your deposit has been processed and that you will receive a receipt for your payment shortly via e-mail.

If you have any questions about this matter, please contact us immediately.

Yours sincerely,

/s/ J. David Farnes

J. David Farnes

Vice President,

Industry and Regulatory Affairs

cc:	Carriers
Impact Mobile

Terms of Conditional Acceptance Regarding

Mobile Rich Content Storefronts:

1.

Your application has not yet received final approval. The conditional acceptance granted by the wireless carriers in the preceding letter permits your organization to contact the carrier contracting representatives in order to initiate contract discussions or where possible, amend or update existing storefront business terms. In no manner should this conditional acceptance be understood as a guarantee that your storefront will be activated. A list of carrier contracting representatives may be requested from the CWTA by sending an email to shortcodes@cwta.ca.

2.

Prior to activation on the carriers’ networks, you will be required to conclude a satisfactorily acceptable agreement specific to mobile content storefronts with each of the carriers and arrange for Rich Content connectivity with each of the carriers as per their scheduling requirements. It is the obligation of the applicant or appointed aggregator to coordinate and satisfy all requirements in order to facilitate a Rich Content Storefront launch as soon as possible following the notification of a conditional acceptance for your program as received in the preceding letter. Furthermore, the Rich Content delivery capability will only be activated once each carrier has been satisfied that all content has been fully tested.

3.

Once your organization has satisfied all of the conditions as described above, it becomes incumbent upon you the applicant, to notify the CWTA that all requirements are in place and to request that the CWTA set a specific activation date for your Short Code. After confirmation is received by the CWTA from a minimum of two (2) wireless carriers that all requirements are in place, the CWTA will assign an activation date for your Short Code that is a minimum of thirty (30) days in advance. Your deposit will be applied as of this date regardless of further delay and lease payments following the three month deposit period will be invoiced as required under separate cover and will be payable upon receipt.